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                                                                   EXHIBIT 10.12

              CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN
               PORTIONS OF THIS DOCUMENT. SUCH PORTIONS HAVE BEEN
                REDACTED AND MARKED WITH ASTERISKS (**). THE NON-
               REDACTED VERSION OF THIS DOCUMENT HAS BEEN SENT TO
               THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO
                   AN APPLICATION FOR CONFIDENTIAL TREATMENT.

                 DEVELOPMENT AND SUPPLY AGREEMENT (PRAECIS-149)

BETWEEN UCB-BIOPRODUCTS S.A., with registered office at Avenue Louise 326, B-1050 Brussels, Belguim, (Facsimile No. 32.2/386.29.90)
            ("UCB")
                                                on the one hand,

AND PRAECIS PHARMACEUTICALS INCORPORATED with its principal office at One Hampshire Street, 5th Floor, Cambridge, Massachusetts, 02139, USA (Facsimile No. 617/494.8414) ("PRAECIS")
                                                on the other hand,

WHEREAS, PRAECIS holds exclusive worldwide rights, as licensee, to a compound identified as "PPI-149", USAN name "Abarelix" (the "Product"), and is interested in development and marketing on a worldwide basis pharmaceutical compositions containing the Product for the treatment of prostate cancer and other diseases as used by the end user (the "Finished Product"); and

WHEREAS, UCB has suitable premises, equipment and expertise in the development and production of pharmaceutical grade bulk peptides; and

WHEREAS, PRAECIS wishes UCB, as a preferred supplier, to produce and supply it with quantities of the Product for development and commercial purposes, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, UCB is willing to manufacture and supply Product upon the terms and subject to the conditions set forth in this Agreement;
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NOW, THEREFORE, IN CONSIDERATION OF THE FOREGOING, AND THE REPRESENTATIONS,
WARRANTIES, COVENANTS AND AGREEMENTS CONTAINED HEREIN, THE PARTIES AGREE AS
FOLLOWS:

SECTION 1 - DEFINITIONS

When used herein, the following terms, used with initial capital letters, shall have the following respective meanings and the singular shall include the plural and vice-versa:

1.1 "Affiliates" shall mean with respect to either party, any person, corporation, company, partnership, joint venture or other entity controlling, controlled by or under common control with such party. For such purpose the term "control" means the holding of 50% or more of the common voting stock or ordinary shares in, or the right to appoint 50% or more of the directors of, or the right to share in 50% or more of the profits of, the said corporation, company, partnership, joint venture, or entity.

1.2 "Confidential Information" shall mean any UCB or PRAECIS trade secret or other information of a confidential and/or proprietary nature which is disclosed by one party ("Disclosing Party") to the other party ("Receiving Party"), excluding such trade secret or other information which (i) is published or otherwise becomes a matter of public knowledge by any means other than through the breach of this Agreement by the Receiving Party,
      (ii) was known by the Receiving Party at the time of such disclosure, as evidenced by the Receiving Party's written records predating such disclosure and maintained in the ordinary course of business, or (iii) was disclosed to the Receiving Party by any Third Party (as defined below) who has the right to disclose the same. For the purposes of this Section 1.2, information shall not be deemed to be public knowledge or known to PRAECIS solely because: (i) the general principal is public knowledge or known to PRAECIS, if the particular practice is not itself public knowledge or so known, or (ii) it constitutes a combination of information which is public knowledge or known to PRAECIS unless the combination itself and the principle and mode of operation of such combination is also public knowledge or known to PRAECIS.

1.3 "Development Period" shall mean the period of time from the Effective Date until Launch Date (as defined below).


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

1.4 "Development Plan" shall have the meaning set forth in Section 2.1 of this Agreement.

1.5 "Effective Date" shall mean the date on which this Agreement is signed by the latter of the parties to sign this Agreement.

1.6 "Finished Product" shall have the meaning set forth in the preamble to this Agreement.

1.7   "Forecast" shall have the meaning set forth in Section 4.2.

1.8   "Initial Product Orders" shall have the meaning set forth in Section 4.3.

1.9 "Launch Date" shall mean the first date that the Finished Product is sold commercially by PRAECIS, its Affiliates, Partners, licensee(s), sublicensee(s) or distributors to a wholesaler or end user.

1.10 "LHRH Antagonist" shall mean any compound which exhibits Lutenizing Hormone Releasing Hormone (LHRH) antagonist activity.

1.11 "Manufacturing Standards" shall have the meaning set forth in Section 3.2 of this Agreement.

1.12 "Net Sales" shall mean with respect to all Finished Product sold by PRAECIS, any PARTNER, and their respective Affiliates, licensee(s), sublicensee(s) or distributors, the total gross invoices for such Finished Product less (i) quantity and/or cash discounts actually allowed and taken, (ii) customs duties and sales and income taxes, if any, related to the sale of the Finished Product, and (iii) amounts allowed by reason of rejections and return of goods.

1.13 "Partner" shall mean ROCHE PRODUCTS INC. and SYNTHELABO, and their respective Affiliates, as long as their respective Agreements dated May 13, 1997 and August 21, 1997 (or in the case of the August 21st Agreement, the definitive agreement to be entered into upon the exercise of the option provided for in such August 21st Agreement), respectively, with PRAECIS remain in force.

1.14 "Product" shall have the meaning set forth in the preambles to this Agreement.


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

1.15  "Specifications" shall have the meaning set forth in Section 2.1.

1.16  "Supplied Entities" shall have the meaning set forth in Section 3.1.

1.17 "Third Party" shall mean any natural person, corporation, firm, trust, joint venture, company, partnership or other business organization which is not a party hereto or an Affiliate of any party hereto.

1.18 "UCB Manufacturing Capacity" shall mean the aggregate amount of Product which UCB and its Affiliates can manufacture over the applicable time period.

1.19 "UCB Technical Information" shall mean any and all know-how, trade secrets, formulations, process, vendor or supplies information, raw material, peptide or intermediate specifications, methods and the like, whether or not patented or patentable, including without limitation, pre-clinical, pharmacological, toxicological, chemical, physical and analytical, safety, quality control or other proprietary data and information relating to the development, testing, use, manufacture or marketing of peptides (including the Product) which UCB or any of its Affiliates has now (which is fully set forth in Annex F, with respect to UCB strategy of synthesis and purification) or may conceive, develop, acquire or have the ability to license or sublicensee (under licenses from others or otherwise) during the term of or in the performance of this Agreement, provided that any of the foregoing (including that set forth in Annex F) which would otherwise constitute UCB Technical Information (i) shall not be deemed to be UCB Technical Information unless it constitutes Confidential Information and (ii) shall not be deemed to be UCB Technical Information, but information owned jointly, to the extent it was jointly conceived, discovered or developed by PRAECIS or its Affiliates and UCB or its Affiliates.

SECTION 2 - DEVELOPMENT OF THE PROCESS, SPECIFICATIONS

2.1 Development Plan. UCB, in liaison with PRAECIS, shall develop a method of assembly, synthesis and purification of the Product, using specifications of the Product established by PRAECIS which, upon PRAECIS' approval, will be the contractual specifications hereunder and will be attached hereto as Annex A to this Agreement (the "Specifications"), prepare the drug master file ("DMF"), develop the analytical procedures and supply stability batches and validation batches, all in accordance with the plan to be agreed upon by the parties, as amended from time to time in accordance with the terms hereof


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

      (the "Development Plan"), and the other terms and conditions of this Agreement. An outline of the Development Plan is attached hereto as Annex
      B. Alternatively, at the request of PRAECIS, in lieu of submission of a DMF, the information and data which would be contained therein will be included in the Chemistry Manufacturing and Controls section of the applicable regulatory submission. The Development Plan may be amended or updated from time to time by written agreement of the parties, as development proceeds and results are obtained. In the Development Period, it is understood that Specifications are tentative; therefore PRAECIS may propose changes to the Specifications, including as required by a regulatory agency, it being understood that if any such changes would cause an increase in UCB manufacturing costs, acceptance of the new Specifications by UCB shall be conditional on a mutually agreeable revision of the prices at which Product is delivered hereunder based on such increased costs, and if applicable, taking into account any material change in percentage margin. UCB may also request changes to the Specifications, which may be implemented upon approval by PRAECIS. PRAECIS, any Partners, and their respective Affiliates, shall have the right to review any manufacturing and regulatory documents, under secrecy obligation.

2.2 Reports. UCB shall issue PRAECIS written development reports on a mutually agreed upon schedule during the Development Period. Such development reports shall describe the work performed during the period concerned in connection with the Development Plan. The parties shall each designate responsible members of their respective organizations to meet at least quarterly to discuss the progress of the foregoing work.

SECTION 3 - SUPPLY OF THE PRODUCT

3.1 Product Requirements. Subject to the terms and conditions of this Agreement (i) UCB shall manufacture and supply to PRAECIS, and PRAECIS shall purchase from UCB, the full amount of Product ordered by PRAECIS pursuant to the Initial Product Orders, provided that if PRAECIS, the Partners and the respective Affiliates, licensee(s) and sublicensee(s) of PRAECIS, the Partners and such Affiliates (collectively, the "Supplied Entities"), have requirements for Product during the Development Period in addition to the

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

      quantities supplied and purchased pursuant to the Initial Product Orders, then (A) UCB shall manufacture and supply to PRAECIS all of such requirements up to ***% of the then current UCB Manufacturing Capacity and
      (B) PRAECIS shall purchase from UCB at least ***% of such requirements for Product and (ii) after the Development Period until the expiration or termination of this Agreement, with respect to the Supplied Entities' total requirements for Product in addition to the quantities supplied and purchased pursuant to clause (i) above, UCB shall manufacture and supply to PRAECIS, and PRAECIS shall purchase from UCB, the lesser of (A) such applicable percentage of such requirements for Product of the Supplied Entities as set forth in Annex G (which percentage for any twelve-month period after the Launch Date may be increased up to *** by notice to such effect from PRAECIS to UCB given at least twelve (12) months prior to the time such increased percentage takes effect), or (B) up to *** (***%) of the then current UCB Manufacturing Capacity; provided however that such obligation to supply by UCB and to purchase by PRAECIS shall be without prejudice to PRAECIS' right to make quantities of Product itself or to purchase quantities of Product from either the Partners or any Affiliate thereof or an alternative Third Party manufacturer/supplier (i) to the extent UCB fails or is unwilling (A) to meet PRAECIS' specific or excess requirements for Product, as provided under Sections 3.2 and 4.2 respectively, or (B) to fulfill its obligations to supply, as provided under Section 4.6, (ii) to the extent such quantities of Product exceed the quantities of Product required by this Section 3.1 to be purchased from UCB, or (iii) in the event that at any time after the Development Period a Third Party manufacturer/supplier is able to provide a ***% or greater discount from the per unit amount then being charged by UCB hereunder for similarly qualified materials and the Third Party manufacturer/supplier is willing to enter into a supply contract of at least two years at such a ***% or greater discount.

3.2 Compliance with Specifications and Manufacturing Standards. UCB shall manufacture Product for approval and ongoing product supply hereunder in accordance with the Specifications, under current Good Manufacturing Practices ("cGMP") as applicable in the European Union, USA and Japan (collectively, the "Manufacturing Standards").

      In the event any regulatory authority in any country requires cGMP deviating from the Manufacturing Standards or the Specifications, PRAECIS and UCB shall discuss and reach agreement with respect to such modified cGMP or such modified Specification. If such conformance of the Product to such modified cGMP or such modified Specification would cause UCB substantial


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

      costs, UCB will so notify PRAECIS and the parties will negotiate in good faith the possible adaptation/expansion of the UCB Manufacturing Capacity and the costs thereof. If UCB determines in good faith that it is commercially impracticable to adapt/expand the UCB Manufacturing Capacity as required to meet such modified cGMP or such modified Specifications, PRAECIS shall be free to have the excess demand satisfied by itself or by a Third Party supplier/manufacturer and PRAECIS shall be permitted to grant sublicenses under the UCB Technical Information for this sole purpose, to the extent provided in Section 7. UCB and PRAECIS will establish an effective cGMP change control system, and UCB will not make any material change in the manufacturing process without PRAECIS' prior written consent.

      UCB shall also be responsible for adherence to appropriate health standards for its employees and furthermore will operate under guidelines provided by PPI's MSDS, which shall be updated from time to time (such guidelines in effect on the date hereof are given in Annex H).

3.3 Certificate of Analysis. UCB shall include, with each shipment of Product hereunder, a certificate of analysis certifying that such shipment meets the Specifications and was manufactured in compliance with the Manufacturing Standards. PRAECIS, the Partners, and the respective Affiliates of PRAECIS and the Partners, shall have the opportunity to review at UCB's premises all batch records, in process batch data, and other appropriate documents associated with manufacture.

3.4 Audit. In order to ascertain compliance by PRAECIS with the purchase obligation set forth in Section 3.1, PRAECIS shall, within sixty (60) days after the end of each calendar year during the period of time in which UCB supplies PRAECIS with Product under this Agreement, provide written reports to UCB specifying the amount of Product manufactured by PRAECIS and purchased by PRAECIS from suppliers other than UCB during the prior calendar year. If UCB does not object to such written reports within sixty
      (60) days, then UCB shall waive the right to audit PRAECIS' books and records relating to the information contained in such reports. However, if in a subsequent year it is determined in accordance with the provisions of this Section 3.4 that PRAECIS breached its purchase obligation set forth in Section 3.1, then UCB shall have the right to audit PRAECIS' books and records relating to the information contained in such reports for the previous three (3) years. If UCB timely notifies PRAECIS of its intention to audit PRAECIS's books and records, UCB may designate an auditor reasonably acceptable to PRAECIS. PRAECIS shall make available to such auditor such


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

      books and records as may be required to audit such information and such books and records shall be deemed Confidential Information for purposes of
      Section 8. Such audit shall be completed within ninety (90) days after the date on which UCB notified PRAECIS that it desired to audit such information. UCB shall promptly deliver a copy of the report of such audit to PRAECIS. If PRAECIS disagrees with the conclusions of such report, it shall notify UCB and the parties shall attempt to resolve the disagreement. If the parties fail to agree on the conclusions in the report, such disagreement shall be resolved in accordance with Section 15. Each such audit shall be at UCB's expense; provided, that if it is finally determined that in any calendar year PRAECIS violated its purchase obligation set forth in Section 3.1, then PRAECIS shall pay the costs of such audit and PRAECIS shall compensate for or purchase an additional quantity of Product from UCB in an amount which, if it had been purchased in the prior calendar year, would have resulted in PRAECIS' compliance with such obligation.

3.5 Inspection. In order to ascertain compliance by UCB with the quality requirements provided in Section 3.2, PRAECIS, the Partners, and the respective Affiliates of PRAECIS and the Partners, shall have the right, during regular business hours and on reasonable prior notice to UCB, to inspect and take samples from such facilities at which UCB manufactures, tests, sources and/or stores raw materials or Product. UCB shall use its best efforts to enable PRAECIS and its Affiliates to inspect and sample raw materials from all UCB suppliers. Such inspections and sampling shall, to the extent reasonably practicable, be conducted in a manner which does not interrupt or impair in any significant manner the manufacturing operations of such facilities.

3.6 Inventory Management. The parties will meet periodically to discuss inventory management and address efficiencies with respect thereto.

3.7 Non-Competition. Neither UCB nor any of its Affiliates shall, during the term of this Agreement and, unless this Agreement is terminated by UCB pursuant to and in accordance with Section 10.2, for a period of twenty-four (24) months thereafter (except that such period shall be ten
      (10) years with respect to any generic version of the Product), directly or indirectly engage in development activities with respect to, or produce, any LHRH Antagonist other than, during the term of this Agreement, Product; provided that this


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

      Section 3.7 shall not apply after the applicable date set forth on Annex D if PRAECIS has not, by, or within 30 days after, such date, submitted the Initial Product Order(s) in substantially at least the amount set forth on Annex D with respect to such date; and provided further that in any event this Section 3.7 shall again apply in accordance with its terms from and after the Launch Date as long as PRAECIS or the Supplied Entities orders at least 35 kg of Product per year; it being understood and agreed that this Section 3.7 shall apply in accordance with its terms after termination of this Agreement (without any minimum purchase requirement) if this Section 3.7 was applicable at the time of such termination.

SECTION 4 - FORECASTS AND ORDERS FOR THE PRODUCT

4.1 Five-year plan. During the term of this Agreement, PRAECIS shall provide UCB with a non-binding 5-year plan of Product needs, which plan shall, during the term of this Agreement, be updated annually before year-end, for planning purposes. The first plan covering the years 1998 up to 2002 is attached hereto as Annex C.

4.2 Forecasts. Beginning as of the date the first *** of Product have been ordered, and each calendar quarter thereafter so long this Agreement shall remain in effect, PRAECIS shall provide UCB at least *** in advance of the relevant *** period with a forecast (each, a "Forecast") specifying PRAECIS' requirements for Product in respect of each of the *** during the *** period covered by such Forecast (each such *** period being referred to as a "Forecast Period"). The delivery by PRAECIS of each Forecast as required by this Section 4.2 shall constitute PRAECIS' irrevocable agreement to order and purchase from UCB during such Forecast Period in accordance with this Agreement (i) at least *** (***%) of the quantity of Product specified in such Forecast in respect of the *** of such Forecast Period and (ii) at least *** of the quantity of Product specified in such Forecast in respect of the *** of such Forecast Period, provided that such quantities do not exceed the UCB Manufacturing Capacity for such ***. UCB shall supply the Product so ordered, provided, however, that UCB shall not be obligated (but shall use its diligent efforts) to supply Product ordered during a *** to the extent the quantities of Product so ordered exceed *** (***%) of the quantities of Product in respect of such *** specified in the Forecast delivered *** prior to such ***, nor to supply quantities of Product in excess of the then current UCB Manufacturing Capacity.


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

      It is expressly understood and agreed that if the quantities of Product specified in a Forecast exceed the UCB Manufacturing Capacity, the delivery of such Forecast shall not constitute PRAECIS' irrevocable agreement to order and purchase that quantity of Product which exceeds the UCB Manufacturing Capacity. If UCB notifies PRAECIS that the quantities of Product specified in a Forecast exceed the UCB Manufacturing Capacity, the parties will negotiate in good faith the possible expansion of the UCB Manufacturing Capacity and the estimated costs thereof. If UCB or PRAECIS determines that it is commercially impracticable to expand the UCB Manufacturing Capacity to supply the quantities of Product specified in a Forecast which exceed the then current UCB Manufacturing Capacity, PRAECIS shall be free to have such excess quantities of Product manufactured and/or supplied by itself or by a Third Party supplier/manufacturer and PRAECIS shall be permitted to sublicense under the UCB Technical information to the extent set forth in Section 7.

4.3 Timing of Product Orders and Product Delivery. Subject to Section 4.2, UCB will deliver Product ordered by PRAECIS hereunder pursuant to a firm purchase order on or before the delivery date set forth in such purchase order, provided that, except as set forth in the next succeeding sentence, such purchase order is submitted at least *** (***) days prior to such requested delivery date for orders placed on or prior to the date which is two (2) years after the Launch Date, and at least *** (***) days prior to such requested delivery date for orders placed thereafter. UCB agrees that with respect to each order for Product listed on Annex D hereto (collectively, the "Initial Product Orders"), if PRAECIS places (and makes the prepayment with respect to) such Initial Product Order by the date specified in Annex D, UCB will deliver to PRAECIS the quantity of Product reflected in each such Initial Product Order on or before the applicable Delivery Date therefor set forth on such Annex D.

      At UCB's request, PRAECIS shall use commercially reasonable efforts to reschedule its purchase orders in order to spread the supply more evenly over the quarter concerned to reflect UCB's production rate, provided that for this purpose reasonable efforts shall not require PRAECIS to incur additional costs or to risk breach of any agreement between PRAECIS or any of its Affiliates and any Third Party.

4.4   UCB Manufacturing Capacity
      (a) UCB covenants and agrees with PRAECIS that (i) if PRAECIS places (and makes the prepayment with respect to) the first Initial Purchase Order


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      (for *** of Product) on or before the date specified in Annex D, then on or before the last delivery date with respect to such Initial Purchase Order as set forth on Annex D, the UCB Manufacturing Capacity will be at least *** of Product per six-month period, (ii) if PRAECIS places (and makes the prepayment with respect to) the third Initial Purchase Order (for *** of Product) on or before the date specified in Annex D, then on or before the last delivery date with respect to such Initial Purchase Order as set forth on Annex D, the UCB Manufacturing Capacity will be at least *** of Product per six-month period.

      (b) After the first *** of Product have been ordered, UCB will maintain for *** a minimum annual UCB Manufacturing Capacity equal to the greater of (i) ***/year and (ii) the amount of Product supplied by UCB in the immediately preceding year. After such ***, UCB will maintain a minimum annual UCB Manufacturing Capacity equal to the amount of Product supplied by UCB in the immediately preceding year; provided that in any *** period after the first *** have been ordered, if PRAECIS orders an amount of Product equal to at least the UCB Manufacturing Capacity as of the commencement of such *** period, the minimum annual UCB Manufacturing Capacity for the following *** will be at least such UCB Manufacturing Capacity as of the commencement of such *** period.

4.5 Product Delivery. Product ordered hereunder shall be delivered by UCB FOB, Belgium, express courier selected by PRAECIS (ICC Incoterms 1990).

4.6 Inability or failure to supply. In the event UCB is unable to supply Product in accordance with the terms hereof, UCB shall promptly notify PRAECIS in writing of such inability, which notice shall include a reasonably detailed explanation of the reasons for such inability (a "UCB Product Supply Deficiency Notice"). Upon PRAECIS' receipt of a Product Supply Deficiency Notice, or upon any material failure by UCB to meet its supply obligations hereunder and UCB's receipt from PRAECIS of a notice reasonably describing such material failure by UCB (a "PRAECIS Default Notice"), if UCB's inability or material failure to supply Product in accordance with the terms hereof is reasonably likely to continue for at least ninety (90) days (or such shorter period not shorter than thirty
      (30) days if such inability or failure would materially jeopardize PRAECIS' commercial relationships with respect to Product or Finished Product, or would present PRAECIS with a significant risk of contractual damages to Third Parties), PRAECIS shall have the right to sublicense one or more other suppliers under the UCB Technical Information to the extent provided in Section 7, and in such event UCB shall


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      promptly provide to such other supplier(s) such technical information
      (including without limitation UCB Technical Information) as may be necessary for such supplier(s) to qualify with relevant regulatory authorities. Except in the case of force majeure, in which case the provisions of Section 14 shall apply, UCB shall be liable to PRAECIS for all costs and expenses incurred by PRAECIS in connection with qualifying one or more alternative suppliers of Product with the relevant regulatory authorities (such costs and expenses will not be considered as consequential losses as defined in Section 9.6), including any advance payments (other than those described on Annex D except to the extent set forth below) made in respect of the quantities of Product not so supplied; provided however that (i) PRAECIS shall act in a commercially reasonable manner with respect to obtaining an alternative supply of Product as contemplated above, and (ii) UCB shall not be required to reimburse PRAECIS for any advance payment described in Annex D unless (A) UCB shall have failed to apply such advance payments (or part thereof) to the purchase or construction of such plant and equipment as is reasonably intended to enable it to meet its supply obligations hereunder or shall have so applied such advance payments but shall have failed to utilize such plant and equipment for such purpose or (B) UCB's inability or failure to supply constitutes an intentional breach of this Agreement or arises from UCB's gross negligence or willful misconduct. If within ninety
      (90) days (extended to one hundred and eighty (180) days during the Development Period) after PRAECIS' receipt of a UCB Product Supply Deficiency Notice or PRAECIS' delivery to UCB of a PRAECIS Default Notice, as applicable, UCB provides PRAECIS with evidence reasonably satisfactory to PRAECIS that UCB is able to and will meet its supply obligations hereunder ("Cure Evidence"), then, unless this Agreement has been terminated in accordance with Section 10, within sixty (60) days of receiving such Cure Evidence PRAECIS shall resume purchasing Product from UCB in accordance with the terms of this Agreement (subject to again ceasing such purchasing as contemplated by this Section 4.6), provided that PRAECIS shall be allowed to fulfill any outstanding obligations to other suppliers that were incurred by PRAECIS due to UCB's failure or inability to supply Product to PRAECIS.

SECTION 5 - QUALITY AND DEFICIENCY CLAIMS

5.1 Limited warranty - Inspection and claim. UCB's only warranty, with respect to the Product, is that the Product will conform to the Specifications and will be manufactured in accordance with the Manufacturing Standards. Without express or implied, is expressly excluded. PRAECIS shall be responsible for performing all necessary inspections to detect obvious damage (shortages,


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      breakage, damage, etc.) and non-conformity of Product to Specifications, within sixty (60) days of receipt of Product. PRAECIS shall notify UCB in writing of any defective shipment and shall set forth the lot, date of delivery and date of the failure. At PRAECIS' option, UCB shall promptly replace, or reimburse or give credit with respect to any payment for, any defective shipment. Unless such notification is timely provided, subject to and without limitation of Section 5.2(b), the Product shall be deemed to be delivered and accepted by PRAECIS. PRAECIS shall hold any allegedly defective shipment of Product for inspection by UCB or, at UCB's request and expense, shall return such shipment or part thereof to UCB.

5.2   Remedy. (a) In the event that it is determined in accordance with this
      Section 5.2 that all or any portion of a shipment of Product does not meet the Specifications or was not manufactured in accordance with the Manufacturing Standards, UCB, at PRAECIS' option but after consultation of UCB, shall either replace or rework such rejected shipment or portion thereof or reimburse or give credit for such payment to PRAECIS, and, without limitation of Section 4.6, UCB shall have no other liability to PRAECIS therefor except as provided in Section 4.5. In the event that the parties disagree over whether a shipment of Product fails to comply with the Specifications or was not manufactured in accordance with the Manufacturing Standards, the parties shall make every attempt to resolve the disagreement first between themselves and, failing that, by referring the matter to a mutually-agreeable Third Party specializing in the analysis of such products. If these methods fail to resolve the disagreement, the matter shall be resolved pursuant to Section 15. UCB and PRAECIS shall develop a qualified rework procedure. At PRAECIS' request, unsatisfactory material shall be reworked at UCB's expense.

      (b) Hidden defects not revealed by the inspections specified under Section
      5.1 shall be brought to UCB's attention promptly upon discovery. In such event, the parties shall in good faith discuss and agree upon procedures and business terms for addressing such defects to the reasonable satisfaction of PRAECIS and UCB.

SECTION 6 - PRICE AND PAYMENT TERMS

6.1 Prices. Product supplied pursuant to the Initial Purchase Orders will be supplied at the prices, which shall not exceed *** peptide weight with respect to each Initial Purchase Order (subject to PRAECIS having placed such Initial Purchase Order for an amount of Product and substantially by the dates set out in Annex D). All other Product quantities will be supplied at the prices (expressed *** peptide weight) and/or according to the price formula/system out in Annex E hereto.

      All prices referred to in Annexes D and E are exclusive of any taxes and duties, such as sales, export, import, value added tax, excise duty, which shall be added to such prices as appropriate.

6.2   Payment terms. Payment of the price for Product shall be in USD net thirty
      (30) days from invoice and shipment. Any amount not received at its due date shall automatically and without further notice bear an interest on overdue payment at the rate of three percent (3%) above LIBOR (3 months) as in effect on the date such payment was due.

6.3 Exchange rate fluctuations. The prices set out in Section 6.1 shall be adjusted each calendar quarter to reflect exchange rate fluctuations, as follows.

      In the event at the date for such an adjustment the average of the exchange rate of US Dollars into Belgian francs (BEF), as reported in the Wall Street Journal (Eastern Edition), for the 10 business day period immediately preceding that date varies by more than ten (10) percent compared to 37.79 USD (which is the rate of exchange as applicable at the day of signature of this Agreement) or the date of the last price adjustment, then the purchase prices set out in Section 6.1, as theretofor adjusted, shall be adjusted to reflect 50% of such change.

SECTION 7 - INTELLECTUAL PROPERTY RIGHTS

7.1 No Intellectual Property Rights in the Product. UCB expressly acknowledges that it has no ownership or intellectual property rights of any kind in or to the Product, by virtue of this Agreement or otherwise, and will not acquire any such rights as a result of its or PRAECIS' performance of their respective obligations hereunder.

7.2 UCB License Grant During Term of Agreement. (a) During the term of this Agreement and subject to its terms, UCB hereby grants to PRAECIS and its

      Affiliates an exclusive worldwide royalty-free right and license, with the right to grant sublicenses, under the UCB Technical Information (i) to use or incorporate quantities of Product supplied by UCB in connection with the manufacture, use or sale of the Finished Product and (ii) to make or have made quantities of Product for incorporation in the Finished Product in an amount up to 100% of the worldwide requirements of the Supplied Entities in the case of UCB's unwillingness or inability (A) to meet PRAECIS' specific or excess requirements for Product as provided under Section 3.2 and 4.2 or (B) to fulfill its obligations to supply, as provided under
      Section 4.6, and to use or incorporate Product so made in connection with the manufacture, use or sale of Finished Product.

      (b) During the term of this Agreement and subject to its terms, UCB hereby grants to PRAECIS and its Affiliates an exclusive worldwide right and license, with the right to grant sublicenses, under the UCB Technical Information, (i) to make or have made quantities of Product which exceed the requirements reserved to UCB as provided in Section 3.1 and Annex G and (ii) to use or incorporate quantities of Product made and supplied by PRAECIS, its Affiliates or any Third Party, as contemplated by clause (i) of this subparagraph (b) in connection with the manufacture, use or sale of Finished Product.

7.3 UCB License Grant Upon Termination of Agreement. Upon termination of this Agreement (other than a termination by UCB pursuant to and in accordance with Section 10.2 or a termination by UCB or PRAECIS pursuant to Section 10.3, in which event no license, and thus no ability to grant sublicenses, shall be granted by UCB to PRAECIS upon such termination), UCB shall, and hereby does, grant to PRAECIS and its Affiliates an exclusive perpetual worldwide right and license, with the right to grant sublicenses, under the UCB Technical Information, to make or have made quantities of Product for incorporation in the Finished Product, and to use or incorporate Product so made in connection with the manufacture, use or sale of Finished Product.

7.4 Royalties in Respect of Licenses and Sublicenses. The license granted to PRAECIS and its Affiliates, and any sublicenses, hereunder shall be ***, except that (i) during the term of this Agreement, (A) any sublicense granted to make or have made quantities of Product which exceed the requirements reserved to UCB as provided in Section 3.1 and Annex G, or
      (B) any sublicense granted pursuant to Section 3.2 or Section 4.2, shall be royalty-bearing at the rate and for the period set forth in this
      Section 7.4, (ii) if this Agreement is terminated by PRAECIS pursuant to and in accordance with Section 10.1, such license and any such sublicenses shall be royalty-bearing at the rate and for the period set forth in this
      Section 7.4, (iii) if this Agreement is terminated by UCB pursuant to and in accordance with Section 10.1, any such sublicense (other than to a Partner) shall be royalty-bearing at the rate and for the period set forth in this Section 7.4. If under this
      Section 7.4 the license or any sublicense granted pursuant to this Section 7 for the term of this Agreement and upon the termination hereof is royalty-bearing, such royalty shall apply until the termination of this Agreement and for a period of five years thereafter. If under this Section
      7.4 the license or any sublicense granted pursuant to this Section 7 upon the termination hereof if royalty-bearing, such royalty shall apply for a period of five years after such termination. In each case such royalty shall be payable by PRAECIS to UCB. With respect to a royalty-bearing sublicense referred to in clause (i) (B) or clause (iii) of this Section 7.4, such royalty shall be at a rate of ***% percent, and with respect to any other royalty bearing license or sublicense referred to in this
      Section 7.4 such royalty shall be at a rate of ***%, on the Net Sales of Finished Product containing Product manufactured or supplied by any Third Party and which incorporates or uses any part of the UCB Technical Information, provided that in any event the applicable royalty shall be payable only once with respect to the sale of any Finished Product.

7.5 Royalties. Royalties shall be payable in USD on a calendar quarterly basis within thirty (30) days of the end of each calendar quarter. The exchange rate of the due date shall apply. Each payment shall be accompanied by a report stating the Net Sales and the amount of royalties payable to UCB, as well as computation hereof.

      The audit provisions contained in Section 3.4 shall apply mutatis mutandis to the royalty payments provided by this Section and payment of any shortfall in royalty shall be made forthwith after its determination increased by an interest of 3 percentage points over LIBOR (3 months ) interest rate.

7.6 Grant-back license. PRAECIS hereby grants to UCB and UCB's Affiliates (i) during the term of this Agreement, a non-exclusive royalty-free license to use any technical information and data relating to the development, testing, use or manufacture of the Product (other than relating to formulations) which PRAECIS or its Affiliates have not or may conceive, develop, acquire or have the ability to license or sublicense during the term of this Agreement solely to make Product for PRAECIS, as provided under this Agreement and (ii) during the term of this Agreement and thereafter (except in the case of termination of this Agreement by PRAECIS pursuant to and in accordance with Section 10.2, in which event the license granted under this Section 7.6 shall automatically terminate), a perpetual, irrevocable non-exclusive, fully paid-up license, with the right to grant sublicenses to use said information and data solely to make and have made peptides other than Product and other than any other LHRH Antagonists.

7.7 Disclosure of technical and regulatory information. In accordance with Sections 3.1, 3.2, 4.2, 4.6 and 6.1, as it may become necessary for PRAECIS or a Third Party to undertake the manufacture of the Product, UCB shall promptly supply to PRAECIS or such Third Party such technical information (including without limitation UCB Technical Information) in its possession as may be necessary for PRAECIS or such Third Party to manufacture the Product in accordance with the Specifications and Manufacturing Standards, including without limitation the Product's current Drug Master, the SOPs and master batch records.

7.8 UCB Representations and Indemnity as to UCB Technical Information. UCB represents and warrants to PRAECIS that (i) UCB is the sole and exclusive owner of the UCB Technical Information, and has the full right, power and authority to grant the licenses to PRAECIS pursuant to this Section 7, and
      (ii) such grant, and UCB's performance of its obligations hereunder (including its use of UCB Technical Information in connection with such performance), do not and will not violate or infringe upon the intellectual property or other rights of any Third Party. UCB shall indemnify and hold PRAECIS harmless with respect to all liabilities, claims, demands, actions, suits, losses, costs, damages and expenses (including attorneys fees) arising out of or in connection with any claim that the use by any Supplied Entities of the UCB Technical Information pursuant to and in accordance with any license or sublicense granted under this Section 7 violates or infringes upon the rights of any Third Party.

SECTION 8 - CONFIDENTIAL INFORMATION

8.1 Mutual confidentiality undertaking. From time to time during the term of this Agreement, the parties will disclose or make available to each other Confidential Information in connection with the activities contemplated hereunder.

      Each party hereby agrees that it will use Confidential Information belonging to the other solely for the purpose(s) for which it was disclosed hereunder; and that it will not disclose Confidential Information belonging to the other to any Third Party (other than its employees and/or consultants reasonably requiring such Confidential Information for purposes of this Agreement who are bound by obligations of non disclosure and limited use at least as stringent as those contained herein) without the express prior written consent of the other party, except to regulatory authorities to the extent required by law or by applicable regulations.

      Any Confidential Information reasonably classifiable as a trade secret shall, as between the parties and their employees, remain a trade secret and be fully protected as such in spite of any failure by the disclosing party to constantly admonish the receiving party of the trade secret nature of the information disclosed or because of any failure of the disclosing party to pursue an active course of conduct designed to inform the receiving party or its employees that the secrets and information are to remain confidential.

8.2 Publicity. The parties further agree that except as otherwise expressly required by law, they will not publicly announce or otherwise disclose any of the terms and conditions of this Agreement without the express prior written consent of the other; provided that the foregoing shall not prohibit or restrict in any manner, and no consent shall be required, for any such public announcement or disclosure by a party in connection with any financing, strategic transaction, acquisition or disposition involving such party. Neither party will use the names of the other or any of its employees in any advertising, promotional or sales materials relating to Product or otherwise, except as required by law or regulatory authorities, without the express prior written consent of the other.

SECTION 9 - INDEMNIFICATION

9.1 UCB Indemnity. UCB shall at all times during the term of this Agreement and thereafter defend, indemnify and hold PRAECIS and its Affiliates and their respective officers, directors, agents, employees and permitted assigns, harmless from and against any and all third party claims, suits (whether or not groundless), damages, liabilities, costs and expenses (whether based on tort, breach of contract, patent infringement, product liability or otherwise), including, but not limited to court costs and reasonable attorneys fees, arising out of or based on a material breach by UCB of any representation, warranty or obligation under this Agreement, subject to any limitations set forth in this Agreement.

9.2 PRAECIS Indemnity. PRAECIS shall at all times during the term of this Agreement and thereafter defend, indemnify and hold UCB and its Affiliates and their respective officers, directors, agents, employees and permitted assigns, harmless from and against any and all third party claims, suits (whether or not groundless), damages, liabilities, costs and expenses (whether based on tort, breach of contract, patent infringement, product liability or otherwise), including, but not limited to court costs and reasonable attorneys fees, (i) arising out of or based on a material breach by PRAECIS of any representation, warranty or obligation under this Agreement, subject to any limitations set forth in this Agreement or (ii) arising out of any sale or use of pharmaceutical compositions containing the Product, except, in the case of clause (ii), to the extent determined by a court as being attributable to UCB's gross negligence or reckless or willful misconduct.

9.3 Third Party Claims. Either party (the "Notifying Party") shall promptly notify the other party (the "Indemnifying Party") of the existence of any Third Party claim, demand or other action giving rise to a claim for indemnification under this Agreement (a "Third Party Claim") and shall give the Indemnifying Party a reasonable opportunity to defend the same at its own expense and with its own counsel, provided that the Notifying Party shall at all times have the right to participate in such defense at its own expense. If, within a reasonable time after receipt of notice of a Third Party Claim the Indemnifying Party shall fail to so defend, the Notifying Party shall have the right, but not the obligation, to defend and, with the Indemnifying Party's written consent (not to be unreasonably withheld) to compromise or settle (exercising reasonable business judgment) the Third Party Claim for the account and at the risk and expense of the Indemnifying Party. Each party shall make available to the other, at the other's expense, such information and assistance as the other shall reasonably request in connection with the defense of a Third Party Claim.

9.5 Assistance with Claims. Subject to Sections 9.1 through 9.4 above, each party shall, at the request and expense of the other, furnish such reasonable assistance as may be required to enable the other party to defend itself against Third Party Claims threatened or filed in connection with any activities conducted hereunder.

9.6 Consequential losses. Notwithstanding any other provision hereof to the contrary, neither party shall be liable to the other party for any special, incidental, indirect or consequential damages, such as loss of reputation or loss of revenue, profit, downtime costs, and claims of customers or others for such damages.

SECTION 10 - TERM AND TERMINATION

10.1 Term. This Agreement shall be in full force and effect as from its signature and shall remain in force for an initial period expiring seven
      (7) years from the Launch Date, except that it will be automatically renewed for consecutive two (2) year periods, unless terminated by either party by written notice given at the latest twenty-four (24) months before the expiration of the initial period or any renewal period.

10.2 Earlier termination. This Agreement may be terminated by either party by written notice of termination to the other party (i) if the other party commits a material and substantial breach or default in the performance of any of the provisions of this Agreement and such breach or default is not cured within ninety (90) days after the giving of notice (a "Section 10.2 Default Notice") by the other party specifying such breach or default; provided that, subject to the next succeeding proviso, PRAECIS may not give a Section 10.2 Default Notice in respect of such a breach or default by UCB consisting of a failure to supply Product in accordance with the terms hereof until the expiration, without UCB having delivered the Cure Evidence, of the ninety (90) day period (extended to one hundred and eighty (180) days during the Development Period) referred to in the last sentence of Section 4.6; provided further that PRAECIS may give a Section
      10.2 Default Notice prior to the expiration of such ninety (90) day period, whether or not UCB has delivered the Cure Evidence prior to such expiration, in respect of such a breach or default by UCB consisting of a failure to supply Product in accordance with the terms hereof if such a breach or default has occurred more than once within any twenty-four month period after the Development Period, (ii) forthwith if the other party institutes or is the subject of bankruptcy, liquidation or any other similar proceedings or (iii) forthwith if a situation of Force Majeure as provided by Section 14 continues for more than one hundred and twenty
      (120) days.

10.3 Additional Termination Rights. PRAECIS and UCB shall have the right upon written notice thereof to the other to terminate this Agreement if PRAECIS either (i) determines that the pharmaceutical formulation of the Product is unsafe or not efficacious, or (ii) determines not to commercialize or continue to commercialize the Product. PRAECIS shall promptly notify UCB if PRAECIS makes the determination referred to in clause (i) or (ii) of this Section 10.3.

SECTION 11 - EFFECT OF TERMINATION

11.1 Effects of Termination. In the event of the termination of this Agreement for any reason, other than termination by PRAECIS pursuant to Section 10.2, PRAECIS shall purchase from UCB (i) all inventories of Product meeting Specifications and Manufacturing Standards, manufactured by UCB based on the forecasted quantities of Product for the first two quarters contained in the most recent Forecast preceding such termination and/or Purchase Orders delivered by PRAECIS to UCB prior to such termination, at the then current price, (ii) all inventories of quality control released process intermediates manufactured by UCB based on the forecasted quantities of Product for the first two quarters contained in the most recent Forecast preceding such termination at a price equal to their proportionate part of the price of Product and (iii) all raw materials previously purchased by UCB to meet the forecasted quantities of Product for the first two quarters contained in the most recent Forecast preceding such termination, delivered by PRAECIS to UCB, at UCB's purchase cost.

11.2 Survival. Upon termination of this Agreement, all rights, licenses and obligations of the parties hereunder shall immediately cease, except (i) for Section 3.7 and Sections 7 through 12 which shall survive, (ii) for Sections 6 and 13 through 19 (to the extent applicable to such surviving sections referred to in clause (i)), and (iii) that termination of this Agreement shall not release a party from any liability for breach of this Agreement or from any liability or obligation that arose prior to such termination.

11.3 Return of Confidential Information upon termination. Upon termination of this Agreement, each party shall promptly return to the other, at the other's request, any and all Confidential Information of the other then in its possession or under its control, except if such information is covered under surviving license rights.

SECTION 12 - REPORTS AND RECORDS

12.1 Notice of certain events. Each party shall promptly notify the other upon becoming aware of any of the following events: any confirmed or unconfirmed information concerning adverse, serious or unexpected occurrences associated with the safety, handling or use of Product; unauthorized disclosure of any Confidential Information of the other; any alleged infringement of Third Party proprietary rights in connection with actions taken hereunder; liability claims relating to Product; and any other event that might reasonably be expected to have a material adverse effect upon the development, production, sale or distribution of Product.

12.2 Quality Control records. UCB shall maintain records relating to Product in accordance with the Manufacturing Standards and shall retain such records for not less than ten (10) years after shipment to PRAECIS of the Product to which such records relate, and thereafter such records will be transferred to PRAECIS if requested. PRAECIS shall be entitled to inspect such records at its own expense and at such times and intervals as PRAECIS shall reasonably request upon prior written notice to UCB.

SECTION 13 - ASSIGNMENT AND DELEGATION

Neither this Agreement nor any rights hereunder may be assigned or licensed by either party, without the prior written consent of the other party, except for
(i) assignments or sublicenses to Affiliates which shall occur freely by simple notice to the other party (provided that no such assignment or sublicense shall relieve a party from liability for its obligations hereunder), (ii) as provided in Section 7 and (iii) any such assignment to an entity which acquires control of the entire business of such party or that part of its business to which this Agreement relates, whether pursuant to a merger, consolidation, stock purchase recapitalization, asset sale or otherwise, unless, with respect to this clause
(iii), (A) in the case of such an acquisition of the business (or such part thereof) of UCB, the acquiring entity is, at the time of such acquisition, engaged, directly or indirectly, in the business of commercializing and/or manufacturing products containing any LHRH antagonist or LHRH agonist and is a direct or substantial competitor of PRAECIS with respect to such business or (B) in the case of such an acquisition of the business (or such part thereof) of PRAECIS, the acquiring entity is, at the time of such acquisition, engaged, directly or indirectly, in the business of the contract manufacture of peptides and is a direct and substantial competitor of UCB with respect to such business.

SECTION 14 - FORCE MAJEURE

Neither party hereto shall be liable for damages, nor shall this Agreement be terminable or cancelable (except as provided in Section 10.2) by reason of any delay or default in such party's performance hereunder if such default or delay is caused by events beyond such party's reasonable control ("force majeure") including, but not limited to, acts of God, regulation or law or other action of any government or agency thereof, war or insurrection, civil commotion destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, epidemics, or failure of suppliers (except to the extent reasonably foreseeable or attributable to such party, public utilities or common carriers).

Each party shall endeavor to resume its performance hereunder as soon as reasonably possible if such performance is delayed or interrupted by reason of force majeure.

SECTION 15 - APPLICABLE LAW - ARBITRATION

This Agreement shall be governed by and interpreted in accordance with the laws of the state of New York without reference to its conflicts of law principles. Any dispute arising under this Agreement which cannot be settled amicably shall be submitted to binding arbitration in accordance with the International Chamber of

Commerce Rules, by an arbitration panel composed of three members selected in accordance with such rules, and the decision or award of such panel will be binding upon the parties without the right of appeal, and may be enforced in any court of competent jurisdiction. The place of arbitration shall be Atlanta, Georgia and the language of arbitration shall be English.

Within thirty (30) days after selection of the arbitrators, each party shall submit to the arbitrators a proposed resolution of the dispute and the reasons for proposing the resolution. Should either party desire, a joint meeting before the arbitrators shall be held within thirty (30) days after the end of the above resolution submission period. Within thirty (30) days after the later of (i) the end of the above resolution submission period or (ii) the holding of the joint meeting, the arbitrators shall decide the matter by selecting only one of such resolutions, and shall have no authority to modify its proposed terms.

SECTION 16 - SEVERABILITY

Should any part of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

SECTION 17 - NOTICES

Any notice required or permitted to be given under the terms of this Agreement shall be in writing and shall be sufficiently given if mailed by first class postage prepaid or given by telefax or delivery to the party for whom is intended at the address indicated in the preamble or to such other address as either party hereto may from time to time advise the other party by notice in writing to the addresses (or facsimile number) first above given. Any notice given as aforesaid shall be deemed to have been given on the day on which it was delivered or sent by telefax (with "answer-back" confirmation), if delivered or sent by telefax, or on the seventh business day excluding Saturday, Sunday and statutory holidays, following the date on which it was mailed, if mailed, provided that if there is a postal interruption due to strike, slow down or other causes, notice shall be given by delivery or telefax only. Any party hereto may change its address for service from time to time by notice given in accordance with the foregoing.

SECTION 18 - ENTIRE AGREEMENT

This Agreement (including the Annexes hereto) constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations, statements and writings relating to it ir any part thereof.

No modification, alteration, waiver or change in any terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing.

SECTION 19 - ANTITRUST COMPLIANCE

In the event that a governmental authority of competent jurisdiction advises either of the parties in writing that one or more of the provisions of this Agreement violate any applicable competition or antitrust law of the USA or the EU, UCB and PRAECIS agree to amend this agreement to the minimum extent necessary to render it compatible with such provisions.

SECTION 20 - REPRESENTATIONS AND WARRANTIES

Each party represents and warrants to the other that (i) the execution, delivery and performance by such party of this Agreement has been duly authorized by all requisite corporate action on the part of such party, and (ii) this Agreement has been duly executed and delivered by such party and constitutes the valid and binding agreement of such party, enforceable against such party in accordance with is terms.

Done as of this March 12, 1998 (date), in Brussels (place), in two original copies, each party having received its copy.


UCB-BIOPRODUCTS S.A.                PRAECIS PHARMACEUTICALS
                                    INCORPORATED


/s/ E. Croufer                      /s/ Marc A. Silver
--------------------                ----------------------------
By: E. Croufer                      By: Marc A. Silver
Title: Director                     Title: Vice President,
                                           Corporate Development


/s/ Ph. Proost
--------------------                ----------------------------
By: /s/ Ph. Proost                  By:
Title: Director                     Title:

                                 LIST OF ANNEXES

to the Development and Supply Agreement between UCB-BIOPRODUCTS S.A. and PRAECIS PHARMACEUTICALS, INC, signed on March 12, 1998.

            ANNEX A           Specifications

            ANNEX B           Development Plan

            ANNEX C           5-year plan (1997-2001)

            ANNEX D           First orders (stability and validations lots)

            ANNEX E           Prices (formula or mode)

            ANNEX F           UCB strategy of synthesis

            ANNEX G           Product requirements allocated to UCB

            ANNEX H           Guidelines provided by PRAECIS' MSDS

                                                                         ANNEX A

PRAECIS
PHARMACEUTICALS
INCORPORATED

                 PPI-149 Drug Substance Tentative Specifications

--------------------------------------------------------------------------------
Parameter                  ***                        Tentative Specification
--------------------------------------------------------------------------------
Appearance                 ***                        White to off-white powder
--------------------------------------------------------------------------------
Identification

o     HPLC                 ***                        ***

o     Mass Spectrometry    ***                        ***

o     Amino acid analysis  ***                        ***
--------------------------------------------------------------------------------
***                        ***                        ***
--------------------------------------------------------------------------------
***                        ***                        ***
--------------------------------------------------------------------------------
Water content              ***                        ***
--------------------------------------------------------------------------------
Specific rotation          ***                        ***
--------------------------------------------------------------------------------
***                        ***                        ***
--------------------------------------------------------------------------------
Residual solvents:         ***                        ***
***
--------------------------------------------------------------------------------
HPLC purity                ***                        ***
- Total impurities
- Individual impurity
--------------------------------------------------------------------------------
Microbial limits           ***                        ***
--------------------------------------------------------------------------------
Bacterial endotoxins       ***                        ***
(LAL)
--------------------------------------------------------------------------------
Peptide content            ***                        ***
--------------------------------------------------------------------------------

Note: The tightening of current tentative specifications is envisioned, according to batch analysis data, as part of the NDA process.

              1 Hampshire Street Cambridge Massachusetts 02139-1572
                        Tel 617/494-8400 Fax 617/494-8414

                                                                         ANNEX B

                      OUTLINE OF UCB DEVELOPMENT/WORK PLAN
                             PPI-149 DRUG SUBSTANCE

In synergy with PRAECIS:
1. Develop and Supply both clinical and commercial quantities of PPI-149 Drug Substance prepared according to cGMP and other international quality standards.
2. Prepare/assist in preparation of CMC drug substance filings (US NDA Dec., 98) European Filings estimated 2Q99.
3. Develop, maintain and provide documentation to support approval and ongoing commercial supply of drug substance.
      o     Batch Production records
      o     Certificates of Analysis
      o     Development reports
      o     Facilities and instrumentation IQ/QQ/ and PQ
      o     Facilities Drug Master Files, to be included in CMC/DMF
      o     SOP's
      o     Change control
      o     Validation documentation - strategy, plan, protocol, report
      o     CMC section for NDA filing
      o     Stability programs and reports (development and commercial)
4.    Prepare and qualify reference standards
5. Determine and qualify impurity profile including preparation of impurity standards as required.
6.    Supply representative pre-launch material.
7. Source, secure, and qualify appropriate production facilities for commercial volumes and expedite scale up in a timely manner.
8. Qualify raw material suppliers, dual supply to minimize risk, as appropriate.
9.    Outsource qualified intermediates as appropriate
10.   Develop suitable recycle strategy for the filing
11. Develop/assist in developing a supplemental commercial strategy which favorably impacts cycle time and cost of goods.
12.   Maintain regulatory filing with appropriate updates (CBE's, AR's)
13. Provide comprehensive regulatory support for international approvals and commercializations.
14. Expediently work to correct/improve any findings documented or questions generated by regulatory agencies or other quality assessments.

Annex C - 5 Yr. Plan (1998-2002)

                       Year                     Quantity (***)
                       ----                     --------
                       1998                        ***
                       1999                        ***
                       2000                        ***
                       2001                        ***
                       2002                        ***

ANNEX D

to the Development & Supply Agreement between UCB-Bioproducts S.A. and PRAECIS PHARMACEUTICALS Inc.

Annex D is a part of the above mentioned Agreement.

                          ORDERS & DELIVERIES SCHEDULE
                          DURING THE DEVELOPMENT PERIOD

Reference to Article 4.4 & Article 6.1

o *** orders for a total amount of *** will be issued at the following dates:

1.    P.O. of *** will be issued *** and not later than ***
2.    P.O. of *** will be issued not later than ***
3.    P.O. of *** will be issued not later than ***

These orders are ***

o Advanced payments: each P.O. will be accompanied by an advanced payment at the corresponding date of the P.O. according to the following schedule:

1.    ***: *** USD
2.    ***: *** USD
3.    ***: *** USD

o     Delivery schedule: delivery schedule for the *** is as follows:

1.    ***: deliveries not later than ***;
2.    ***: deliveries not later than ***;
3.    ***:  deliveries not later than ***.

o Modifications in the dates of issuing P.O. may significantly affect the delivery schedule which would be revisited by UCB-Bioproducts should such modifications occur.

o     The prices for the *** is ***

ANNEX E

to the Development & Supply Agreement between UCB-Bioproducts S.A. and PRAECIS PHARMACEUTICALS Inc.

Annex E is part of the above mentioned Agreement.

         ORDERS & DELIVERIES SCHEDULE AFTER DELIVERY OF THE FIRST 112 Kg

Reference to Article 6.1

Pricing structure:  the price structure is defined taking into account ***.

o     For minimum orders of ***:  ***
o     For orders between***: ***
o     For orders above ***: ***


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

                                                                         ANNEX F

UCB-BIOPRODUCTS S.A.
--------------------------------------------------------------------------------

                          ----------------------------
                          Praecis Pharmaceuticals Inc.

                          UCB Strategy of Syntheses
                          ----------------------------

1.    INTRODUCTION AND OVERVIEW

The manufacturing strategy developed by UCB-Bioproducts for PPI-149 is outlined on the following chart:

                               ***Chart Omitted***

*** Approximately 10 lines omitted ***

2.    SEQUENCE ASSEMBLY

*** Approximately 18 lines omitted ***

3.    DEPROTECTION

*** Approximately 7 lines omitted ***

4.    PURIFICATION

*** Approximately 15 lines omitted ***

--------------------------------------------------------------------------------
UCB-Bioproducts S.A.          Page 1 of 4                Confidential

                                                                         ANNEX F

5.    ISOLATION

*** Approximately 7 lines omitted ***

6.    PROCESS CONTROLS

*** Approximately 8 lines omitted ***

7.    FLOW CHART

An actual flow chart for a preferred manufacturing strategy is given hereafter, to illustrate the current process.

      (a)   General Flow Chart
      (b)   Assembly Flow Chart
      (c)   Deprotection Flow Chart
      (d)   Purification Flow Chart

--------------------------------------------------------------------------------
UCB-Bioproducts S.A.          Page 2 of 4                Confidential

UCB-BIOPRODUCTS S.A.
--------------------------------------------------------------------------------

                               Flow Chart Omitted

                                                                         ANNEX G

                 to the supply agreement between PRAECIS and UCB

                PERCENTAGE OF PRODUCT REQUIREMENTS (article 3.1.)

Launch year             ***

first                   ***

second                  ***

third                   ***

fourth                  ***

fifth and following     ***

                                                                         ANNEX H

                           Material Safety Data Sheet

PPI-149-Depot (abarelix Depot)           PRAECIS Pharmaceuticals, Incorporated
                                         One Hampshire St., 5th Floor
                                         Cambridge, MA  02139
                                         617-894-8400

Section I: Identification

Trade Name: abarelix or abarelix depot
Synonyms:   PPI-149, R3827,
CAS#:       None
M.W.        ***
MF:         ***

Section II: Hazardous Ingredients

None

Section III: Physical Data

Appearance: White to Off white powder
Odor:       Odorless
Solubility: ***

Section IV: Fire and Explosion Information

Not considered to be a fire or explosion hazard.
Use any means suitable for extinguishing surrounding fire.
In the event of a fire, wear protective clothing and NIOSH-approved self-contained breathing apparatus.

Section V: Health Hazards

*** Approximately 12 lines omitted ***

Toxicity -
      ***

First Aid -
      If swallowed, wash out mouth with water provided person is conscious Call a Physician

      In case of skin contact, flush with copious amounts of water for at least
            15 minutes, remove contaminated clothing and call a Physician.
      If inhaled, remove to fresh air. If breathing becomes difficult, call a physician.
      In case of contact with eyes, flush with copious amounts of water for at least 15 minutes. Call a physician.

Section VI: Reactivity Data

Stability:
      Stable under ordinary storage conditions.
      Preferably store cool and dry.
Hazardous combustion or decomposition products:
      toxic fumes of carbon monoxide, carbon dioxide, nitrogen oxides Hazardous polymerization will not occur.

Section VII: Spill or Leak Procedures

Steps to be taken if material is released or spilled -
      Wear Respirator, chemical safety goggles, rubber boots and rubber gloves. Sweep up, place in a bag and hold for disposal.
            ventilate area and wash spill after pickup is complete.
Waste Disposal Method -
      Dissolve or mix in a combustible solvent and burn in a chemical incinerator equipped with an afterburner and scrubber.
      Observe all Federal, State, and Local Laws.

Section VIII: Precautions to be Taken in Handling and Storage

NIOSH/MSHA approved respirator
Mechanical exhaust
Chemical resistant gloves
Chemical safety Goggles

Caution: The Chemical, Physical and Toxicological properties of this molecule have not been thoroughly investigated.
Exercise Due Care.
Target Organs:  ***

The above information is believed to be correct but does not purport to be all inclusive and are offered as a guide for your consideration, investigation, and verification. PRAECIS makes no guarantee of the accuracy or the completeness of the data and shall not be held liable for any damage resulting from handling or from direct contact with the above product.

Section IX: Special Precautions

None